Exhibit 99.1

NEWS ANNOUNCEMENT

Webcast/Conference Call TODAY, Monday, August 8 at 5:00 p.m. ET

WEBCAST LINK: www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN: 800/738-1032 or 212/231-2921 (international callers)

CALL REPLAY: 800/633-8284 or 402/977-9140; passcode: 21533055 (through August 15)

Carmike Cinemas Adjusted EBITDA Increases 49% to $25.7 million

– Average Attendance Per Screen Rises 8 Percent –

– Concessions/Other Revenue Per Cap Increases Year-over-Year for Sixth Straight Quarter –

COLUMBUS, GA – August 8, 2011 – Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading entertainment, digital cinema and 3-D motion picture exhibitor, today reported results for the three and six months ended June 30, 2011, as summarized below.

SUMMARY FINANCIAL DATA

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2011	2010	2011	2010
Total operating revenue	$132.2	$126.3	$228.3	$249.5
Operating income	14.9	5.2	13.0	11.7
Interest expense	8.6	9.8	17.8	18.7
Theatre level cash flow (1)	30.2	21.8	40.9	41.6
Net income (loss)	5.9	(6.5)	(12.5)	(10.0)
Adjusted net income (loss) (1)	8.6	(2.4)	(9.6)	(2.8)
Adjusted EBITDA (1)	25.7	17.3	31.7	32.3

(in millions)		June 30, 2011	Dec 31, 2010
Total debt (1)		$327.0	353.4
Net debt (1)		$305.7	340.3

(1)	Theatre level cash flow, adjusted net income (loss), adjusted EBITDA, total debt and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow and adjusted EBITDA to net income (loss) and adjusted net income (loss) to net income (loss) for the three and six months ended June 30, 2011 and 2010, as well as a schedule of total debt and net debt as of June 30, 2011 and December 31, 2010, are included in the supplementary tables accompanying this news announcement.

Carmike Cinemas President and Chief Executive Officer David Passman stated, “The 2011 second quarter was a solid period in which Carmike, along with the entire exhibition industry, experienced a significant rebound from the doldrums of the previous several months. In addition to strong bottom-line earnings and Adjusted EBITDA growth we also experienced an eight percent increase in per-screen attendance compared to the 2010 second quarter.

“We are pleased to report our sixth consecutive quarter with a year-over-year increase in per-cap concessions and other revenue.

“During the second quarter, we prepaid $10 million on our term loan, bringing our total debt prepayments to $30 million since the second quarter of 2010.

“We premiered Carmike’s Big D Digital Experience large format screen last week in Tyler, Texas, bringing the total Big D locations now open to six.

“Theatre construction in West Pottsgrove, PA, and Winder, GA continued during the quarter. We expect to open both locations early in Q4, weather permitting, with three to four additional sites underway by year end,” concluded Mr. Passman.

THEATRE PERFORMANCE STATISTICS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Average theatres	235	241	236	242
Average screens	2,215	2,260	2,223	2,266
Average attendance per screen (1)	5,890	5,444	10,096	10,732
Average admissions per patron (1)	$6.52	$6.89	$6.52	$6.87
Average concessions/other revenue per patron (1)	$3.61	$3.47	$3.66	$3.48
Total attendance (in thousands) (1)	13,045	12,304	22,444	24,321
Total operating revenue (in thousands)	$132,165	$126,260	$228,342	$249,498

(1)	Includes activity from theatres designated as discontinued operations and reported as such in the consolidated statements of operations.

Average Q2 admissions per patron declined 5.4 percent to $6.52, primarily due to fewer 3-D premium tickets sold, versus the corresponding 2010 second quarter. Average concession and other revenue per patron rose 4.0 percent to $3.61, compared to an average of $3.47 in the year-ago period.

Carmike Cinemas Chief Financial Officer Richard B. Hare stated, “On the expense side, we kept the majority of our key costs in-line during the quarter, further enhancing Carmike’s profitable results. Film exhibition costs improved 180 basis points to 55.0 percent of admissions revenues for the second quarter, compared to 56.8 percent in the year-earlier quarter. Other theatre operating costs declined 5.8 percent to $49.8 million, versus $52.9 million in the year-earlier period. General and administrative expenses remained consistent with the year ago quarter at $4.5 million.

“Q2 interest expense fell to $8.6 million, down significantly from the $9.8 million level in the prior year period. The higher amount in the 2010 period was primarily related to higher average debt outstanding and the incurrence of additional interest cost associated with a sales and use tax assessment.

“Progress toward our longstanding deleveraging objective continued in Q2. Following our $15 million voluntary bank debt pre-payment in Q1, we further reduced Carmike’s bank debt balance by an additional $10 million in Q2. At quarter-end, the Company’s bank debt was $211.3 million, compared to $237.5 million at year-end and $243.7 million at June 30, 2010. With the latest pre-payment, we are within striking distance of our targeted debt balance of $200 million,” Mr. Hare concluded.

Supplemental Financial Measures

Theatre level cash flow, EBITDA, adjusted EBITDA, adjusted net income (loss), total debt and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Carmike defines theatre level cash flow as adjusted EBITDA, as defined below, plus general and administrative expenses. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. Adjusted net income (loss) is defined as net income (loss) plus impairment of long-lived assets, loss on extinguishment of debt, loss on note receivable, separation agreement charges and sales and use tax audit assessment. Carmike believes adjusted net income (loss) is an important supplemental measure of operating performance for a motion picture exhibitor because it provides a measure of core operations. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. EBITDA is defined as net income (loss) plus income tax expense, interest expense and depreciation and amortization. Adjusted EBITDA is defined as net income (loss) plus income tax expense, interest expense, depreciation and amortization, (income) loss from unconsolidated subsidiaries, (income) loss from discontinued operations, loss on extinguishment of debt, sales and use tax audit assessment, separation agreement charges, (gain) loss on sale of property and equipment, loss on note receivable and impairment of long-lived assets. Carmike believes that EBITDA and adjusted EBITDA are important supplemental measures of operating performance for a motion picture exhibitor’s operations because they provide measures of core operations.

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. As of June 30, 2011, Carmike had 235 theatres with 2,215 screens in 36 states. Carmike’s digital cinema footprint reached 2,083 screens, including 207 theatres with 724 screens that are also equipped for 3-D. Carmike’s focus for its theatre locations is small to mid-sized communities.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Carmike contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include the Company’s expectations regarding debt balance goals, additional theatre locations, and the Company’s strategies and operating goals. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2010, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:
Robert Rinderman or Joseph Jaffoni	Richard B. Hare
Jaffoni& Collins – Investor Relations	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Admissions	$85,034	$83,978	$146,291	$165,616
Concessions and other	47,131	42,282	82,051	83,882

Total operating revenues	132,165	126,260	228,342	249,498
Operating costs and expenses:
Film exhibition costs	46,810	47,710	78,987	93,668
Concession costs	5,364	4,893	9,256	9,025
Other theatre operating costs	49,833	52,896	99,220	106,230
General and administrative expenses	4,496	4,494	9,229	9,304
Depreciation and amortization	7,895	7,948	15,705	15,917
Severance agreement charges	845	—	845	—
Loss (gain) on sale of property and equipment	80	(19)	60	8
Write-off of note receivable	750	—	750	—
Impairment of long-lived assets	1,164	3,125	1,325	3,612

Total operating costs and expenses	117,237	121,047	215,377	237,764

Operating income	14,928	5,213	12,965	11,734
Interest expense	8,631	9,777	17,784	18,665
Loss on extinguishment of debt	—	7	—	2,568

Income (loss) from continuing operations before income tax expense	6,297	(4,571)	(4,819)	(9,499)
Income tax expense	815	2,134	7,287	519
(Income) loss from unconsolidated subsidiaries	(497)	—	304	—

Income (loss) from continuing operations	5,979	(6,705)	(12,410)	(10,018)
Income (loss) from discontinued operations	(96)	193	(105)	56

Net income (loss)	$5,883	$(6,512)	$(12,515)	$(9,962)

Weighted average shares outstanding:
Basic	12,796	12,756	12,790	12,720
Diluted	12,827	12,756	12,790	12,720
Net income (loss) per common share (Basic and Diluted):
Income (loss) from continuing operations	$0.47	$(0.53)	$(0.97)	$(0.79)
Income (loss) from discontinued operations, net of tax	(0.01)	0.02	(0.01)	0.01

Net income (loss) per common share	$0.46	$(0.51)	$(0.98)	$(0.78)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW AND ADJUSTED EBITDA (Unaudited)

($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income (loss)	$5,883	$(6,512)	$(12,515)	$(9,962)
Income tax expense	815	2,134	7,287	519
Interest expense	8,631	9,777	17,784	18,665
Depreciation and amortization	7,895	7,948	15,705	15,917

EBITDA	$23,224	$13,347	$28,261	$25,139
(Income) loss from unconsolidated subsidiaries	(497)	—	304	—
(Income) loss from discontinued operations	96	(193)	105	(56)
Loss on extinguishment of debt	—	7	—	2,568
Sales and use tax audit assessment	—	1,000	—	1,000
Severance agreement charges	845	—	845	—
(Gain) loss on sale of property and equipment	80	(19)	60	8
Write-off of note receivable	750	—	750	—
Impairment of long-lived assets	1,164	3,125	1,325	3,612

Adjusted EBITDA	$25,662	$17,267	$31,650	$32,271

General and administrative expenses	4,496	4,494	9,229	9,304

Theatre level cash flow	$30,158	$21,761	$40,879	$41,575

TOTAL DEBT AND NET DEBT (Unaudited)

($ in thousands)

	June 30, 2011	Dec. 31, 2010
Current maturities of long-term debt, capital leases and long-term financing obligations	$3,958	$4,240
Long-term debt, less current maturities	207,592	233,092
Capital leases and long-term financing obligations, less current maturities	115,402	116,036

Total debt	$326,952	$353,368
Less cash and cash equivalents	(21,234)	(13,066)

Net debt	$305,718	$340,302

ADJUSTED NET INCOME (LOSS) (Unaudited)

($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income (loss)	$5,883	$(6,512)	$(12,515)	$(9,962)
Impairment of long-lived assets	1,164	3,125	1,325	3,612
Loss on extinguishment of debt	—	7	—	2,568
Write-off of note receivable	750	—	750	—
Severance agreement charges	845	—	845	—
Sales and use tax audit assessment	—	1,000	—	1,000

Adjusted net income (loss)	$8,642	$(2,380)	$(9,595)	$(2,782)

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